Exhibit 4.1

SUBORDINATED NOTE

FIRST KEYSTONE CORPORATION

4.375% FIXED TO FLOATING RATE NOTE DUE DECEMBER 10, 2030

The indebtedness evidenced by this Subordinated Note is subordinated and junior in right of payment to all Senior Indebtedness (as defined in Section 3 of this Subordinated Note) of First Keystone Corporation, a Pennsylvania corporation (the “the Company”), including obligations of the Company to its general and secured creditors, and its unsecured creditors. It is ineligible as collateral for any extension of credit by the Company or any of its Subsidiaries. In the event of liquidation, all holders of any Senior Indebtedness of the Company shall be entitled to be paid in full with such interest as may be provided by law before any payment shall be made on account of principal of, or interest on, this Subordinated Note. After payment in full of all sums owing to such holders of Senior Indebtedness, the holder of this Subordinated Note, together with the holders of any obligations of the Company ranking on a parity with this Subordinated Note, shall be entitled to be paid from the remaining assets of the Company the unpaid principal amount of this Subordinated Note plus accrued and unpaid interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made (i) with respect to any obligation that by its terms expressly is junior in the right of payment to this Subordinated Note, (ii) any indebtedness between the Company and any of its Subsidiaries or Affiliates, or (iii) on account of any shares of the Company.

THE INDEBTEDNESS EVIDENCED BY THIS SUBORDINATED NOTE IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”) OR ANY OTHER GOVERNMENT AGENCY OR FUND.

This Subordinated Note will be issued and may be transferred only in minimum denominations of $1,000 and multiples of $1,000 in excess thereof. Any attempted transfer of this Subordinated Note in a denomination of less than $1,000 shall be deemed to be void and of no legal effect whatsoever. Any such purported transferee shall be deemed not to be the holder of this Subordinated Note for any purpose, including, but not limited to, the receipt of payments on this Subordinated Note, and such purported transferee shall be deemed to have no interest whatsoever in this Subordinated Note.

This Subordinated Note has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws or any other applicable securities laws. The purchaser of this Subordinated Note agrees not to sell, pledge, hypothecate or transfer the Subordinated Note nor any portion, interest or participation thereof or therein for six (6) months from the date of this Subordinated Note unless such transaction is exempt from registration under the Securities Act or the Subordinated Notes are registered under the Securities Act.

CERTAIN ERISA CONSIDERATIONS:

The holder of this Subordinated Note, or any interest herein, by its acceptance hereof or thereof agrees, represents and warrants that it is not an employee benefit plan, individual retirement account or other plan or arrangement subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (each a “Plan”), or an entity whose underlying assets include “Plan Assets” by reason of any plan’s investment in the entity, and no Person investing “Plan Assets” of any plan may acquire or hold this Subordinated Note or any interest herein, unless such purchaser or holder is eligible for the exemptive relief available under U.S. Department of Labor prohibited transaction class exemption 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption or its purchase and holding of this Subordinated Note, or any interest herein, are not prohibited by Section 406 of ERISA or Section 4975 of the Code with respect to such purchase and holding. Any purchaser or holder of this Subordinated Note or any interest herein will be deemed to have represented by its purchase and holding thereof that either: (i) it is not an employee benefit plan or other plan to which Title I of ERISA or Section 4975 of the Code is applicable, a trustee or other Person acting on behalf of any such employee benefit plan or plans, or any other Person or entity using the “Plan Assets” of any such employee benefit plan or plans to finance such purchase or (ii) such purchase or holding will not result in a prohibited transaction under section 406 of ERISA or Section 4975 of the Code for which full exemptive relief is not available under applicable statutory or administrative exemption.

Any fiduciary of any plan who is considering the acquisition of this Subordinated Note or any interest herein should consult with his or her legal counsel prior to acquiring this Subordinated Note or any interest herein.

No. 2030-[●]1

CUSIP (Accredited Investors):
CUSIP (QIBs):

FIRST KEYSTONE CORPORATION

4.375% FIXED TO FLOATING RATE NOTE DUE DECEMBER 31, 2030

1.            Subordinated Notes. This Subordinated Note is one of an issue of notes of First Keystone Corporation, a Pennsylvania corporation ( the “Company”), designated as the “4.375% Fixed to Floating Rate Notes due December 31, 2030” (the “Subordinated Notes”) issued pursuant to that Subordinated Note Purchase Agreement, dated as of the Original Issue Date (as defined herein), between the Company and the several purchasers of the Subordinated Notes identified on the signature pages thereto (the “Purchase Agreement”). The “Original Issue Date” of the Subordinated Notes is December 10, 2020.

2.            Payment. The Company, for value received, promises to pay to                                                                                                  , or its registered assigns, the principal sum of [●] Dollars (U.S.) ($[●]), plus accrued but unpaid interest on December 31, 2030 (“Stated Maturity”) and to pay interest thereon (i) from and including the Issue Date of the Subordinated Notes to but excluding December 31, 2025 or the earlier redemption date contemplated by Section 4 of this Subordinated Note, at the rate of 4.375% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months and payable semiannually in arrears on June 30 and December 31 of each year (each, a “Fixed Interest Payment Date”), beginning June 30, 2021 and (ii) from and including December 31, 2025, to but excluding the Stated Maturity or the earlier redemption date contemplated by Section 4 of this Subordinated Note, at the rate per annum (rounded to two decimal places when expressed as a percentage), reset quarterly, equal to the sum of (A) a base rate equal to the then current 90-Day Average SOFR, determined on the Interest Determination Date (as defined below) of the applicable interest period and (B) 411 basis points, computed on the basis of a 360-day year and the actual number of days elapsed and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a “Floating Interest Payment Date”).

(a)            An “Interest Payment Date” is either a Fixed Interest Payment Date or a Floating Interest Payment Date, as applicable.

(b)            “90-Day Average SOFR” means the most recent 90-Day Average Secured Overnight Financing Rate for U.S. dollar denominated loans and derivatives as published by the Federal Reserve Bank of New York at the Federal Reserve Bank of New York’s Website (as defined below) after 3:00 p.m. Eastern Time on the publication date most recently prior to the first day of the applicable floating rate interest period (the “Interest Determination Date”).

1 the Company to insert note numbers.

(i)            If the Company (or the calculation agent, if one has been appointed by the Company) reasonably determines in good faith on the relevant Interest Determination Date that the 90-Day Average SOFR has been discontinued or is no longer being published by the Federal Reserve Bank of New York, then the Company (or the calculation agent, if one has been appointed by the Company) will use a substitute or successor base rate that it has determined in its sole reasonable discretion is most comparable to 90-Day Average SOFR or if the 90-Day Average SOFR is no longer being published by the Federal Reserve Bank of New York will use 90-Day Average SOFR as published by an industry standard source, provided that if the Company (or the calculation agent, if one has been appointed by the Company) reasonably determines in good faith that there is an industry-accepted substitute or successor base rate, then the Company (or the calculation agent, if one has been appointed by the Company) shall use such substitute or successor base rate (such rate, the “Alternative Rate”);

(ii)           If the Company (or the calculation agent, if one has been appointed by the Company) has determined to utilize a substitute or successor base rate in accordance with the foregoing, the Company (or the calculation agent, if one has been appointed by the Company) in its sole reasonable discretion may determine what business day convention to use, the definition of business day, the Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the 90-Day Average SOFR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate; and

(iii)          The Company (or the calculation agent, if one has been appointed by the Company) shall provide each Noteholder (as defined herein) with notice of its determination of an Alternative Rate promptly after such determination. Notwithstanding anything herein to the contrary, if the Company has appointed a calculation agent for the Subordinated Notes, absent manifest error, the calculation agent’s determination of the Alternative Rate shall be binding and conclusive on the Noteholders and the Company. If the Company has determined the Alternative Rate, and if, within five (5) Business Days (as defined herein) after providing such notice, the Company is notified in writing by the Noteholders of at least a majority in principal amount of the outstanding Subordinated Notes that such Noteholders reasonably believe that the determination of such Alternative Rate is not consistent with this Section 2, then the Company shall appoint a calculation agent for the Subordinated Notes who shall determine the Alternative Rate and the calculation agent’s determination of the Alternative Rate shall be binding and conclusive on the Noteholders and the Company.

(iv)          Notwithstanding the foregoing, in the event that 90-Day Average SOFR or Alternative Rate as determined in accordance with this Section 2 is less than zero, the 90-Day Average SOFR or Alternative Rate for such interest period shall be deemed to be zero.

(v)           By issuing this Subordinated Note, the Company agrees, and the holder of this Subordinated Note, by its acceptance of this Subordinated Note, acknowledges that the use of 90-Day Average SOFR is subject to Terms of Use thereof and of related data as such Terms of Use may be adopted and modified by the Federal Reserve Bank of New York and posted at the Federal Reserve Bank of New York’s Website from time to time.

(vi)          “Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

(c)            The Company shall have the right, but not the obligation, except as expressly provided above, to appoint, in its sole discretion, from time to time, an independent calculation agent for the Subordinated Notes. The independent calculation agent shall be a member firm of the Financial Industry Regulatory Authority, Inc. or a successor self-regulatory organization or a bank (as defined in parts (A) through (C) of Section 3(a)(6) of the Securities Exchange Act of 1934, as amended), in each case having total equity capital of not less than $50 million and authorized by law to perform all the duties provided for it by this Section 2. If the Company appoints a calculation agent, the Company shall promptly provide notice to the Noteholders of such appointment.

Any payment of principal of or interest on this Subordinated Note that would otherwise become due and payable on a day which is not a Business Day shall become due and payable on the next succeeding Business Day, with the same force and effect as if made on the date for payment of such principal or interest, and no interest will accrue in respect of such payment for the period after such day. The term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banks in the Commonwealth of Pennsylvania are generally authorized or required by law or executive order to be closed.

3.            Subordination.

(a)          The indebtedness of the Company evidenced by this Subordinated Note, including the principal and interest on this Subordinated Note, shall be subordinate and junior in right of payment to the prior payment in full of all existing claims of creditors of the Company, whether now outstanding or subsequently created, assumed, guaranteed or incurred (collectively, “Senior Indebtedness”), which shall consist of principal of (and premium, if any) and interest, if any, on: (i) all indebtedness and obligations of, or guaranteed or assumed by, the Company for money borrowed, whether or not evidenced by bonds, debentures, securities, notes or other similar instruments, and including, but not limited to, all obligations to the Company’s general and secured creditors for money borrowed; (ii) any deferred obligations of the Company for the payment of the purchase price of property or assets acquired other than in the ordinary course of business; (iii) all obligations, contingent or otherwise, of the Company in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar direct credit substitutes; (iv) any capital lease obligations of the Company; (v) all obligations of the Company in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar arrangements or derivative products; (vi) any obligation of the Company to its general creditors, as defined or interpreted by the Federal Reserve (as defined herein) for purposes of the capital adequacy regulations of the Federal Reserve applicable to the Company, as the same may be amended or modified from time to time; (vii) all obligations that are similar to those in clauses (i) through (vi) of other Persons (as defined herein) for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise arising from an off-balance sheet guarantee; (viii) all obligations of the types referred to in clauses (i) through (vii) of other Persons secured by a lien on any property or asset of the Company; and (ix) in the case of (i) through (viii) above, all amendments, renewals, extensions, modifications and refundings of such indebtedness and obligations; except “Senior Indebtedness” does not include (A) the Subordinated Notes, (B) any obligation that by its terms expressly is junior to, or ranks equally in right of payment with, the Subordinated Notes, or (C) any indebtedness between the Company and any of its Subsidiaries or Affiliates. This Subordinated Note is not secured by any assets of the Company or any other Person. The term “Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and Subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and their respective Affiliates. The term “Person” as used in this Subordinated Note means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Government Agency as such term is defined in the Purchase Agreement) or any other entity or organization. The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The term “Subsidiary”, or in the plural “Subsidiaries”, means with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest (as such term is defined in the Purchase Agreement) is directly or indirectly owned by such Person.

(b)          In the event of any liquidation of the Company, holders of Senior Indebtedness of the Company shall be entitled to be paid in full with such interest as may be provided by law before any payment shall be made on account of principal of or interest on this Subordinated Note. Additionally, in the event of any insolvency, dissolution, assignment for the benefit of creditors or any liquidation or winding up of or relating to the Company, whether voluntary or involuntary, holders of Senior Indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on the Subordinated Notes, including this Subordinated Note. In the event of any such proceeding, after payment in full of all sums owing with respect to the Senior Indebtedness, the registered holders of the Subordinated Notes from time to time (each a “Noteholder” and, collectively, the “Noteholders”), together with the holders of any obligations of the Company ranking on a parity with the Subordinated Notes, shall be entitled to be paid from the remaining assets of the Company the unpaid principal thereof, and the unpaid interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made (i) with respect to any obligation that by its terms expressly is junior in right of payment to the Subordinated Notes, (ii) any indebtedness between the Company and any of its Subsidiaries or Affiliates or (iii) on account of any shares of the Company.

(c)          If there shall have occurred and be continuing (i) a default in any payment with respect to any Senior Indebtedness or (ii) an event of default with respect to any Senior Indebtedness as a result of which the maturity thereof is accelerated, unless and until such payment default or event of default shall have been cured or waived or shall have ceased to exist, Section 17 hereof notwithstanding, no payments shall be made by the Company with respect to the Subordinated Notes. The provisions of this subsection shall not apply to any payment with respect to which Section 3(b) hereof would be applicable.

(d)          Nothing herein shall act to prohibit, limit or impede the Company from issuing additional debt of the Company having the same rank as the Subordinated Notes or which may be junior or senior in rank to the Subordinated Notes.

4.           Redemption.

(a)          Redemption Prior to Fifth Anniversary. This Subordinated Note shall not be redeemable by the Company in whole or in part prior to the fifth anniversary of the Original Issue Date, except in the event of a: (i) Tier 2 Capital Event (as defined below); (ii) Tax Event (as defined below); or (iii) Investment Company Event (as defined below). Upon the occurrence of a Tier 2 Capital Event, a Tax Event or an Investment Company Event, subject to Section 4(f) below, the Company may redeem this Subordinated Note in whole or in part at any time, upon giving not less than ten (10) calendar days’ notice to the Noteholders, at an amount equal to 100% of the outstanding principal amount being redeemed plus accrued but unpaid interest, to but excluding the redemption date. “Tier 2 Capital Event” means the receipt by the Company of an opinion of counsel to the Company to the effect that there is, or within one hundred twenty (120) days after the receipt of such opinion there will be, a material risk that this Subordinated Note does not qualify as “Tier 2” Capital (as defined by the Board of Governors of the Federal Reserve System (the “Federal Reserve”)) (or its then equivalent) as a result of a change in interpretation or application of law or regulation by any judicial, legislative or Regulatory Agency (as such term is defined in the Purchase Agreement) that becomes effective after the Original Issue Date. “Tax Event” means the receipt by the Company of an opinion of counsel to the Company that as a result of any amendment to, or change (including any final and adopted (or enacted) prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, there exists a material risk that interest payable by the Company on the Subordinated Notes is not, or within one hundred twenty (120) days after the receipt of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes. “Investment Company Event” means the receipt by the Company of an opinion of counsel to the Company to the effect that there is a material risk that the Company is or, within one hundred twenty (120) days after the receipt of such opinion will be, required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

(b)          Redemption on or after Fifth Anniversary. On or after the fifth anniversary of the Original Issue Date, subject to Section 4(f) below, this Subordinated Note shall be redeemable at the option of and by the Company, in whole or in part at any time and from time to time upon any Interest Payment Date, at an amount equal to 100% of the outstanding principal amount being redeemed plus accrued but unpaid interest, to but excluding the redemption date, but in all cases in a principal amount with integral multiples of $1,000. In addition, subject to Section 4(f) below, the Company may redeem all or a portion of the Subordinated Notes, at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or an Investment Company Event. In the case of any redemption of this Subordinated Note pursuant to this paragraph, the Company will give the Noteholders notice of such redemption, which notice shall indicate the aggregate principal amount of Subordinated Notes to be redeemed, not less than (i) in the cases described in the immediately preceding sentence, ten (10) calendar days, and (ii) in all other cases, no less than thirty (30) but no more than sixty (60) calendar days, prior to the redemption date.

(c)          Partial Redemption. If less than the then outstanding principal amount of this Subordinated Note is redeemed, (i) a new Subordinated Note shall be issued representing the unredeemed portion without charge to the Noteholder thereof and (ii) such redemption shall be effected on a pro rata basis as to the Noteholders. For purposes of clarity, upon a partial redemption, a like percentage of the principal amount of every Subordinated Note held by every Noteholder shall be redeemed.

(d)          No Redemption at Option of Noteholder. This Subordinated Note is not subject to redemption at the option of the Noteholders.

(e)          Effectiveness of Redemption. If notice of redemption has been duly given and notwithstanding that this Subordinated Note has been called for redemption but has not yet been surrendered for cancellation, on and after the date fixed for redemption, interest shall cease to accrue on the portion of this Subordinated Note called for redemption, this Subordinated Note shall no longer be deemed outstanding with respect to the portion called for redemption, and all rights with respect to the portion of this Subordinated Note called for redemption shall forthwith on such date fixed for redemption cease and terminate unless the Company shall default in the payment of the redemption price, except only the right of the holder hereof to receive the amount payable on such redemption, without interest.

(f)           Regulatory Approvals. Any such redemption shall be subject to receipt of any and all required federal and state regulatory approvals, including, but not limited to, any required consent of the Federal Reserve.

(g)          Purchase and Resale of the Subordinated Notes. Subject to any required federal and state regulatory approvals and the provisions of this Subordinated Note, the Company shall have the right to purchase any of the Subordinated Notes at any time in the open market, private transactions or otherwise. If the Company purchases any Subordinated Notes, it may, in its discretion, hold, resell or cancel any of the purchased Subordinated Notes, with the understanding that Subordinated Notes held by the Company will not qualify as Tier 2 Capital.

5.            Events of Default; Acceleration. Each of the following events shall constitute an “Event of Default”:

(a)          the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case or proceeding under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, and such decree or order will have continued unstayed and in effect for a period of sixty (60) consecutive calendar days or a banking regulator shall have placed the Bank (as such term is defined in the Purchaser Agreement) into receivership;

(b)          the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, or the consent by the Company to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;

(c)          the Company (i) becomes insolvent or is unable to pay its debts as they mature, (ii) makes an assignment for the benefit of creditors, (iii) admits in writing its inability to pay its debts as they mature, or (iv) ceases to be a bank holding company under the Bank Holding Company Act of 1956, as amended;

(d)          the failure of the Company to pay any installment of interest on any of the Subordinated Notes as and when the same will become due and payable, and the continuation of such failure for a period of fifteen (15) calendar days;

(e)           the failure of the Company to pay all or any part of the principal of any of the Subordinated Notes as and when the same will become due and payable;

(f)           the liquidation of the Company (for the avoidance of doubt, “liquidation” does not include any merger, consolidation, sale of equity or assets or reorganization (exclusive of a reorganization in bankruptcy) of the Company or any of its Subsidiaries);

(g)          the failure of the Company to perform any other covenant or agreement on the part of the Company contained in this Subordinated Note, and the continuation of such failure for a period of thirty (30) calendar days after the date on which notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that the Company remedy the same, will have been given, in the manner set forth in Section 19, to the Company by the holders of not less than fifteen percent (15.0%) in principal amount of the then outstanding Subordinated Notes; or

(h)          the default by the Company under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $5,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

If an Event of Default described in Section 5(a), Section 5(b) or Section 5(f) occurs, then the principal amount of all of the outstanding Subordinated Notes, and accrued and unpaid interest, if any, on all outstanding Subordinated Notes will become and be immediately due and payable without any declaration or other act on the part of any Noteholder, and the Company waives demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices. Notwithstanding any other provision in this Section 5, because the Company will treat the Subordinated Notes as Tier 2 Capital, upon the occurrence of an Event of Default other than an Event of Default described in Section 5(a), Section 5(b) or Section 5(f), no Noteholder may accelerate the Stated Maturity of the Subordinated Notes and make the principal of, and any accrued and unpaid interest on, the Subordinated Notes, immediately due and payable. The Company, within thirty (30) calendar days after the receipt of written notice from any Noteholder of the occurrence of an Event of Default with respect to this Subordinated Note, shall mail to all Noteholders, at their addresses shown on the Security Register (as defined in Section 13 below), such written notice of Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice as certified by the Company in writing.

6.            Failure to Make Payments. In the event of an Event of Default under Section 5(d) or Section 5(e) above, the Company will, upon demand of the Noteholder, pay to the Noteholder the amount then due and payable on this Subordinated Note for principal and interest (without acceleration of the Subordinated Note in any manner), with interest on the overdue principal and interest at the rate borne by this Subordinated Note, to the extent permitted by applicable law. If the Company fails to pay such amount upon such demand, the Noteholder may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the property of the Company.

Upon the occurrence of a failure by the Company to make any required payment of principal or interest on this Subordinated Note or an Event of Default, until such failure or Event of Default is cured by the Company or waived by the Noteholders in accordance with Section 15 hereof, the Company shall not, except as required by any federal or state governmental agency: (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s shares; (b) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any indebtedness of the Company that ranks equal with or junior to the Subordinated Notes; or (c) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, other than (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Company’s shares; (ii) any declaration of a non-cash dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of shares under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of the Company’s shares or the exchange or conversion of one class or series of the Company’s shares for another class or series of the Company’s shares; (iv) the purchase of fractional interests in the Company’s shares pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged; or (v) purchases of any class of the Company’s shares related to the issuance of Common Shares or rights under any benefit plans for the Company’s directors, officers or employees or any of the Company’s dividend reinvestment plans (including, without limitation, any repurchases or acquisitions in connection with the forfeiture of any stock award, cashless or net exercise of any option, or acceptance of Common Shares in lieu of an award recipient’s tax obligations under any equity award).

7.            Affirmative Covenants of the Company.

(a)          Notice of Certain Events. To the extent permitted by applicable statute, rule or regulation, the Company shall provide written notice to the Noteholder of the occurrence of any of the following events as soon as practicable, but in no event later than fifteen (15) Business Days following the Company becoming aware of the occurrence of such event:

(i)             The total risk-based capital ratio, Tier 1 risk-based capital ratio, common equity Tier 1 risk-based capital ratio or leverage ratio of the Company (but only to the extent the Company is required to measure and report such ratios on a consolidated basis under applicable law) or any of the Company’s banking Subsidiaries becomes less than ten percent (10.0%), eight percent (8.0%), six and one-half percent (6.50%) or five percent (5.0%), respectively;

(ii)            The Company, or the Chief Executive Officer or Chief Financial Officer of the Company, becomes subject to any formal, written regulatory enforcement action (as defined by the applicable regulatory authority); or

(iii)           There is a change in ownership of greater than twenty-five percent (25%) of the outstanding securities of the Company entitled to vote for the election of directors.

(b)          Payment of Principal and Interest. The Company covenants and agrees for the benefit of the Noteholder that it will duly and punctually pay the principal of, and interest on, this Subordinated Note in accordance with the terms hereof.

(c)           Maintenance of Office. The Company will maintain an office or agency in the borough of Berwick, PA where Subordinated Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Subordinated Notes may be served; provided, however, the Company may, from time to time, designate one or more other offices or agencies where the Subordinated Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Noteholders of any such designation or rescission and of any change in the location of any such other office or agency.

(d)          Corporate Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect: (i) the corporate existence of the Company; (ii) the existence (corporate or other) of each Subsidiary of the Company; and (iii) the rights (charter and statutory), licenses and franchises of the Company and each of its Subsidiaries; provided, however, that the Company will not be required to preserve the existence (corporate or other) of any of its Subsidiaries or any such right, license or franchise of the Company or any of its Subsidiaries if the Board of Directors of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole and that the loss thereof will not be disadvantageous in any material respect to the Noteholders.

(e)          Maintenance of Properties. The Company will, and will cause each Subsidiary to, cause all its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section will prevent the Company or any Subsidiary from discontinuing the operation and maintenance of any of their respective properties if such discontinuance is, in the judgment of the Board of Directors of the Company, desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole.

(f)           Waiver of Certain Covenants. The Company may omit in any particular instance to comply with any term, provision or condition set forth in Section 7(c), Section 7(d) or Section 7(e) above with respect to this Subordinated Note if before the time for such compliance the Noteholders of at least a majority in principal amount of the outstanding Subordinated Notes, by act of such Noteholders, either will waive such compliance in such instance or generally will have waived compliance with such term, provision or condition, but no such waiver will extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, the obligations of the Company in respect of any such term, provision or condition will remain in full force and effect.

(g)          Company Statement as to Compliance. The Company will deliver to the Noteholders, within one hundred twenty (120) calendar days after the end of each fiscal year, an Officer’s Certificate covering the preceding calendar year, stating whether or not, to the knowledge of the executive officer of the Company executing such certificate, the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Subordinated Note (without regard to notice requirements or periods of grace) and if the Company is in default, specifying all such defaults and the nature and status thereof of which he or she may have knowledge.

(h)          Tier 2 Capital. If all or any portion of the Subordinated Notes ceases to be deemed to be “Tier 2” Capital (as defined by the Federal Reserve (or its then equivalent)), other than due to the limitation imposed on the capital treatment of subordinated debt during the five years immediately preceding the Stated Maturity of the Subordinated Notes, the Company will immediately notify the Noteholders and thereafter, if the Company so requests, the Company and the Noteholders will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital; provided, however, that nothing contained in this Section 7(h) shall limit the Company’s right to redeem the Subordinated Notes upon the occurrence of a Tier 2 Capital Event pursuant to Section 4(a) or Section 4(b).

(i)           Compliance with Laws. The Company shall comply with the requirements of all laws, regulations, orders and decrees applicable to it or its properties, except for such noncompliance that would not reasonably be expected to result in a Material Adverse Effect (as such term is defined in a Purchase Agreement) on the Company and its Subsidiaries taken as a whole.

(j)           Taxes and Assessments. The Company shall punctually pay and discharge all material taxes, assessments, and other governmental charges or levies imposed upon it or upon its income or upon any of its properties as they become due; provided, that no such taxes, assessments or other governmental charges need be paid if they are being contested in good faith by the Company.

(k)          Financial Statements; Access to Records.

(i)             Not later than forty-five (45) days following the end of each six month period for which the Company has not submitted a Consolidated Financial Statements for Holding Companies Reporting Form FR Y-9SP to the Federal Reserve, upon request, the Company shall provide the Noteholder with a copy of the Company’s unaudited consolidated balance sheet and statement of income (loss) for and as of the end of such immediately preceding fiscal quarter, prepared in accordance with past practice. Quarterly financial statements, if required herein, shall be unaudited and need not comply with GAAP.

(ii)            Not later than one hundred twenty (120) days from the end of each fiscal year (or, if the Company’s auditors have not yet then issued the auditor’s report, promptly following the auditor’s issuance of such report), upon request, the Company shall provide the Noteholder with copies of the Company’s audited financial statements consisting of the consolidated balance sheet of the Company as of the fiscal year end and the related statements of income (loss) and retained earnings, stockholders’ equity and cash flows for the fiscal year then ended. Such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the period involved.

(iii)           In addition to the foregoing Sections 7(k)(i) and (ii), the Company shall, upon a Noteholder’s reasonable request, furnish such Noteholder with such financial, business and legal information of the Company and the Bank as may be reasonably necessary to allow the Noteholder to confirm compliance by the Company with this Subordinated Note; provided, however, in no event shall the Company or the Bank be obligated hereunder to furnish or share (A) confidential bank supervisory communications, customer financial records or other “exempt records” as defined by 12 C.F.R. Part 309, reports of examination, or any other confidential, supervisory information, (B) any information that could cause the Company or the Bank to waive attorney/client privilege, or (C) any information the disclosure of which would be prohibited by applicable law, rule, or regulation. Prior to any additional disclosure under this Section 7(k)(iii), the Company may require Noteholder to enter into a customary non-disclosure agreement.

8.            Negative Covenants of the Company. So long as this Subordinated Note is issued and outstanding:

(a)           Limitation on Dividends. The Company shall not declare or pay any dividend or make any distribution on shares or other equity securities of any kind of the Company if the Company is not “well capitalized” for all regulatory purposes immediately prior to the declaration, and after giving effect to the payment, of such dividend or distribution, except for dividends payable solely in Common Shares (as such term is defined in the Purchase Agreement) of the Company.

(b)          Merger or Sale of Assets. The Company shall not merge into another entity or convey, transfer or lease substantially all of its properties and assets to any Person, unless:

(i)             the continuing entity into which the Company is merged or the Person which acquires by conveyance or transfer or which leases substantially all of the properties and assets of the Company shall be a corporation, association or other legal entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of and any premium and interest on the Subordinated Notes according to their terms, and the due and punctual performance of all covenants and conditions hereof on the part of the Company to be performed or observed; provided, however, that no further express assumption is needed by any successor by merger to the Company to the extent such legal successor assumes the Company’s obligations hereunder by operation of law; and

(ii)            immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

(c)           Continuance of Business. Other than in connection with a transaction which complies with Section 8(b), the Company shall not take any action, omit to take any action or enter into any other transaction that would have the effect of: (i) the Company ceasing to be a bank holding company under the Bank Holding Company Act of 1956, as amended (provided, however, for the avoidance of doubt, nothing herein is intended to prohibit the Company from electing to be a financial holding company or, following such an election, exiting financial holding company status), (ii) the liquidation or dissolution of the Company or the Bank, (iii) the Bank ceasing to be an “insured depository institution” under Section 3(c)(2) of the Federal Deposit Insurance Act, as amended, or (iv) the Company owning less than one hundred percent (100%) of the outstanding shares of the Bank.

(d)          No Restrictions on Distributions from the Bank. The Company will not permit the Bank to enter into any agreement (other than an agreement mandated by a Regulatory Agency) which restricts the ability of the Bank to declare and pay any dividend or to make any other distribution on its shares or to make advances to the Parent.

9.            Denominations. The Subordinated Notes are issuable only in registered form without interest coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

10.          Charges and Transfer Taxes. No service charge will be made for any registration of transfer or exchange of this Subordinated Note, or any redemption or repayment of this Subordinated Note, or any conversion or exchange of this Subordinated Note for other types of securities or property, but the Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges that may be imposed in connection with the transfer or exchange of this Subordinated Note from the Noteholder requesting such transfer or exchange.

11.          Payment Procedures. Payment of the principal and interest payable on the Stated Maturity will be made by check, or by wire or Automated Clearing House (ACH) transfer in immediately available funds to a bank account in the United States designated by the Noteholder of this Subordinated Note if such Noteholder shall have previously provided wire or ACH instructions to the Company, upon presentation and surrender of this Subordinated Note at the Payment Office (as defined in Section 19 below) or at such other place or places as the Company shall designate by notice to the Noteholders as the Payment Office, provided that this Subordinated Note is presented to the Company in time for the Company to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the Stated Maturity) shall be made by wire or ACH transfer in immediately available funds or check mailed to the registered Noteholder of this Subordinated Note, as such Person’s address appears on the Security Register (as defined in Section 13 below). Interest payable on any Interest Payment Date shall be payable to the Noteholder in whose name this Subordinated Note is registered at the close of business on the fifteenth (15th) calendar day prior to the applicable Interest Payment Date, without regard to whether such date is a Business Day (such date being referred to herein as the “Regular Record Date”), except that interest not paid on the Interest Payment Date, if any, will be paid to the Noteholder in whose name this Subordinated Note is registered at the close of business on a special record date fixed by the Company (a “Special Record Date”), notice of which shall be given to the Noteholder of this Subordinated Note not less than ten (10) calendar days prior to such Special Record Date. (The Regular Record Date and Special Record Date are referred to herein collectively as the “Record Dates”). To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Subordinated Note, on any amount of principal or interest on this Subordinated Note not paid when due. All payments on this Subordinated Note shall be applied first against interest due hereunder; and then against principal due hereunder. The Noteholder of this Subordinated Note acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Subordinated Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Subordinated Notes. In the event that the Noteholder of this Subordinated Note receives payments in excess of the Noteholder’s pro rata share of the Company’s payments to the Noteholders of all of the Subordinated Notes, then the Noteholder of this Subordinated Note shall hold in trust all such excess payments for the benefit of the Noteholders of the other Subordinated Notes and shall pay such amounts held in trust to such other Noteholders upon demand by such Noteholders.

12.          Form of Payment. Payments of principal and interest on this Subordinated Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

13.          Registration of Transfer, Security Register. Except as otherwise provided herein or in the Purchase Agreement, and subject to limitations on transfer under applicable state and federal securities laws, this Subordinated Note is transferable in whole or in part, and may be exchanged for a like aggregate principal amount of Subordinated Notes of other authorized denominations, by the holder of this Subordinated Note in person, or by such holder’s attorney duly authorized in writing, at the Payment Office. The Company shall maintain a register providing for the registration of the Subordinated Notes and any exchange or transfer thereof (the “Security Register”). Upon surrender or presentation of this Subordinated Note for exchange or registration of transfer, the Company shall execute and deliver in exchange therefor a Subordinated Note or Subordinated Notes of like aggregate principal amount, each in a minimum denomination of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 (and, in the absence of an opinion of counsel satisfactory to the Company to the contrary, bearing the restrictive legend(s) set forth hereinabove) and that is or are registered in such name or names requested by the Noteholder. Any Subordinated Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed and accompanied by a written instrument of transfer in such form as is attached hereto and incorporated herein, duly executed by the Noteholder, with such tax identification number or other information for each Person in whose name a Subordinated Note is to be issued, and accompanied by evidence of compliance with any restrictive legend(s) appearing on such Subordinated Note or Subordinated Notes as the Company may reasonably request to comply with applicable law. No exchange or registration of transfer of this Subordinated Note shall be made on or after (i) the fifteenth (15th) day immediately preceding the Stated Maturity or (ii) the due delivery of notice of redemption.

14.          Ownership. Prior to due presentment of this Subordinated Note for registration of transfer, the Company may treat the Noteholder in whose name this Subordinated Note is registered in the Security Register as the absolute owner of this Subordinated Note for receiving payments of principal and interest on this Subordinated Note and for all other purposes whatsoever, whether or not this Subordinated Note is overdue, and the Company shall not be affected by any notice to the contrary.

15.            Waiver and Consent.

(a)            Any consent or waiver given by the Noteholder of this Subordinated Note shall be conclusive and binding upon such Noteholder and upon all future Noteholders of this Subordinated Note and of any Subordinated Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Subordinated Note. No delay or omission of the holder of this Subordinated Note to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Any insured depository institution that shall be a holder of this Subordinated Note or that otherwise shall have any beneficial ownership interest in this Subordinated Note shall, by its acceptance of such Subordinated Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.

(ix)            No waiver or amendment of any term, provision, condition, covenant or agreement in the Subordinated Notes shall be effective except with the consent of the holders of more than fifty percent (50%) in aggregate principal amount (excluding any Subordinated Notes held by the Company or any of its Affiliates) of the Subordinated Notes at the time outstanding; provided, however, that without the consent of each Noteholder of an affected Subordinated Note, no such amendment or waiver may: (i) reduce the principal amount of any Subordinated Note; (ii) reduce the rate of or change the time for payment of interest on any Subordinated Note; (iii) extend the maturity of any Subordinated Note; (iv) change the currency in which payment of the obligations of the Company under the Subordinated Notes are to be made; (v) lower the percentage of aggregate principal amount of outstanding Subordinated Notes required to approve any amendment of the Subordinated Notes; (vi) make any changes to Section 4(c) (Partial Redemption), Section 5 (Events of Default; Acceleration), Section 6 (Failure to Make Payments), Section 7 (Affirmative Covenants of the Company), Section 8 (Negative Covenants of the Company), or Section 15 (Waiver and Consent) of the Subordinated Notes that adversely affects the rights of any Noteholder; (vii) disproportionately affect the rights of any of the Noteholders of the then outstanding Subordinated Notes; (viii) permit the Company to declare or pay any cash dividends while an Event of Default is continuing or; modify the terms of subordination of the affected Subordinated Note in a manner adverse to the holder. Notwithstanding the foregoing, the Company may amend or supplement the Subordinated Notes without the consent of the Noteholders of the Subordinated Notes to cure any ambiguity, defect or inconsistency or to provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes, or to make any change that does not adversely affect the rights of any Noteholder of any of the Subordinated Notes. No failure to exercise or delay in exercising, by any Noteholder of the Subordinated Notes, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided at law or in equity. The rights and remedies provided in this Subordinated Note are cumulative and not exclusive of any right or remedy provided at law or in equity. No notice or demand on the Company in any case shall, in itself, entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Noteholders to any other or further action in any circumstances without notice or demand. No consent or waiver, express or implied, by Noteholders to or of any breach or default by the Company in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of the Company hereunder. Failure on the part of the Noteholders to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by the Noteholders of their rights hereunder or impair any rights, powers or remedies on account of any breach or default by the Company.

16.            Absolute and Unconditional Obligation of the Company. No provisions of this Subordinated Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and interest on this Subordinated Note at the times, places and rate, and in the coin or currency, herein prescribed.

17.            No Sinking Fund, Trust Indenture or Credit Rating; Convertibility. This Subordinated Note is not entitled to the benefit of any sinking fund. This Subordinated Note is not being issued pursuant to, or is the subject of, any trust indenture. This Subordinate Note is not subject to any rating by a nationally recognized statistical rating organization. This Subordinated Note is not convertible into or exchangeable for any of the equity securities, other securities or assets of the Company or any Subsidiary.

18.            No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement contained in this Subordinated Note, or for any claim based thereon or otherwise in respect thereof, will be had against any past, present or future shareholder, employee, agent, officer, or director, as such, of the Company or of any predecessor or successor, either directly or through the Company or any predecessor or successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Subordinated Note by the holder of this Subordinated Note and as part of the consideration for the issuance of this Subordinated Note.

19.            Notices. All notices to the Company under this Subordinated Note shall be in writing and addressed to the Company at First Keystone Corporation, P.O. Box 289, 111 W. Front Street, Berwick, PA 18603, Attention: Chief Financial Officer, or to such other address as the Company may notify to the Noteholder (the “Payment Office”). All notices to the Noteholders shall be in writing and sent by first-class mail to each Noteholder at such Noteholder’s address as set forth in the Security Register. Any notice mailed as provided in this section shall be conclusively presumed to have been duly given, whether or not the Noteholder receives such notice; provided, further, that failure of the Company to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Noteholder shall not affect the validity of the proceedings for any redemption under Section 4 or any matter required to be presented to the Noteholders for approval.

20.            Successors and Assigns. This Subordinated Note shall be binding upon the Company and inure to the benefit of the Noteholder and its respective successors and permitted assigns. Subject to the terms and conditions of this Subordinated Note and compliance with applicable securities laws and regulations, the Noteholder may assign all, or any part of, or any interest in, the Noteholder’s rights and benefits hereunder.

21.            Further Issues. The Company may, without the consent of the Noteholders of the Subordinated Notes, create and issue additional notes having the same terms and conditions of the Subordinated Notes (except for the Original Issue Date) so that such further notes shall be consolidated and form a single series with the Subordinated Notes.

22.            Governing Law; Interpretation. This Subordinated Note will be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and will be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles thereof. This Subordinated Note is intended to meet the criteria for qualification of the outstanding principal as Tier 2 Capital under the regulatory rules and guidelines of the Federal Reserve, and the terms hereof shall be interpreted in a manner to satisfy such intent, subject to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the maturity date of the Subordinated Notes. At any time and from time to time, if the capital adequacy requirements and guidelines of the Federal Reserve otherwise applicable to bank holding companies are not applicable to the Company by reason of the “Small Bank Holding the Company and Savings and Loan Holding Company Policy Statement” of the Federal Reserve, codified as Appendix C to 12 CFR Part 225, as amended from time to time, (the “SBHC Policy Statement”), then the provisions of this Subordinated Note that refer to capital adequacy or related concepts shall be applied, solely for purposes of this Subordinated Note as if the SBHC Policy Statement did not apply to the Company.

23.            Submission to Jurisdiction. Each Noteholder hereby irrevocably submits to the exclusive jurisdiction of the Court of Common Pleas of Columbia County, Pennsylvania and the U.S. District Court for the Middle District of Pennsylvania over any action or proceeding arising out of or relating to this Subordinated Note and the transactions related thereto, regardless of whether a claim sounds in contract, tort, or otherwise and regardless of whether a claim is at law or in equity, and each Noteholder hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Each Noteholder on behalf of itself and its successors and assigns, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of Forum Non Conveniens or otherwise. Each Noteholder agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Subordinated Note to be duly executed and attested.

FIRST KEYSTONE CORPORATION

By:
Diane C.A. Rosler, Chief Financial Officer

ATTEST:

Name:
Title:

[Signature Page to Subordinated Note]

ASSIGNMENT FORM

[Capitalized terms used herein but not defined have the meanings assigned in the Subordinated Note]

To assign this Subordinated Note of First Keystone Corporation (the “the Company”), fill in the form below: (I) or (we) assign and transfer this Subordinated Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. Number

and irrevocably appoint____________________ as agent to transfer this Subordinated Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
(Sign exactly as your name appears on the face of this Subordinated Note)

FOR EXECUTION BY AN ENTITY:

Entity name:

By:
Name:
Title:

Tax Identification No. or SSN#:

Signature Guarantee:

(Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The undersigned certifies that he/she/it [is / is not] (circle one) an Affiliate of the Company and that, to such Person’s knowledge, the proposed transferee [is / is not] (circle one) an Affiliate of the Company.

In connection with any transfer or exchange of this Subordinated Note occurring prior to the date that is one year after the later of the date of original issuance of this Subordinated Note and the last date, if any, on which this Subordinated Note was owned by the Company or any Affiliate of the Company, the undersigned confirms that this Subordinated Note is being:

CHECK ONE BOX BELOW:

☐	(1) acquired for the undersigned’s own account, without transfer;

☐	(2) transferred to the Company,

☐	(3) transferred in accordance and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”);

☐	(4) transferred under an effective registration statement under the Securities Act;

☐	(5) transferred in accordance with and in compliance with Section 4(a)(7) of the Securities Act.

☐	(6) transferred to an institutional “accredited investor” (as defined in Rule 501(a)(l)(2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished a signed letter containing certain representations and agreements; or

☐	(7) transferred in accordance with another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Company will refuse to register this Subordinated Note in the name of any person other than the registered holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Company may require, prior to registering any such transfer of this Subordinated Note, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act such as the exemption provided by Rule 144 under the Securities Act.

Your signature:
(Sign exactly as your name appears on the face of this Subordinated Note)

FOR EXECUTION BY AN ENTITY:

Entity name:

By:
Name:
Title:

Tax Identification No. or SSN#:

Signature Guarantee:

(Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-l5).

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Subordinated Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:	Signature:
Print name:

FOR EXECUTION BY AN ENTITY:

Entity name:

By:
Name:
Title:

Tax Identification No. or SSN#: